NEWS RELEASE


FOR IMMEDIATE RELEASE                   CONTACTS:   Bob Lougee   (508) 870-6771
Wednesday, January 24, 2001                         Chet Lasell  (508) 870-6617


                  ARCH WIRELESS TO SELL SMR SPECTRUM TO NEXTEL

                     $250 MILLION FUNDING AGREEMENT INCLUDES
           $175 MILLION FOR SPECTRUM AND $75 MILLION EQUITY INVESTMENT

             AGREEMENT ALSO CONTEMPLATES JOINT-MARKETING INITIATIVES

Westborough, MA (January 24, 2001) --- Arch Wireless, Inc. (Nasdaq:ARCH), one of the leading wireless messaging and mobile information companies in the United States, and Nextel Communications, Inc. (Nasdaq:NXTL), a leading provider of fully integrated wireless communications services, today announced a transaction for Nextel to purchase SMR spectrum from Arch and an agreement to explore the opportunity for enhanced marketing of wireless services between both companies.

Under the terms of the transaction, Nextel will acquire the 900 MHz SMR (Specialized Mobile Radio) licenses held by Arch for an aggregate purchase price of $175 million, and invest $75 million in a new equity issue, Arch Series F 12% Redeemable Cumulative Junior Preferred Stock.

Nextel will advance $250 million in the form of loans to a newly created, stand-alone Arch subsidiary that will hold the spectrum licenses until the transfers are approved. The new Arch subsidiary will not be permitted to engage in any business other than ownership and maintenance of the spectrum licenses and will not have any liability or obligation with respect to any of the debt obligations of Arch and its subsidiaries. The license transfers are expected to be completed within six months. This advance funding is subject to the consent of Arch's lenders, which is expected within two weeks, and certain other customary closing conditions. Upon transfer of the spectrum licenses to Nextel, the loan obligations will be satisfied and $75 million of the loans will be converted into a new series of Arch preferred stock.


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In addition, the two companies agreed to explore ways to collaborate in joint-marketing arrangements.

"The agreement establishes an important relationship between our two companies, one that we believe will prove beneficial to each of us over both the near- and long-term," said C. Edward Baker, Jr., chairman and chief executive officer of Arch. "Our willingness to sell the SMR spectrum resulted from the pending upgrade of Arch's two-way network to ReFLEX Version 2.7. This upgrade is expected to produce a substantial increase in the effective capacity of our network, making the SMR licenses redundant to our spectrum requirements. Moreover, we believe our five existing nationwide N-PCS licenses will be more than adequate to meet our future needs and keep Arch as the nation's premier N-PCS carrier."

Timothy Donahue, president and chief executive officer of Nextel, said: "Our agreement with Arch Wireless is a win-win for both companies. With the addition of these new channels Nextel now has approximately 20 MHz of SMR spectrum in the 800 and 900 bands in 52 of the top 100 U.S. markets. These actions will enable us to continue strong growth and offer expanded products and services to broader customer groups."

J. Roy Pottle, executive vice president and chief financial officer of Arch Wireless, said Arch expects to use the proceeds from the SMR spectrum sale to pay down debt and to use the proceeds from the equity investment for working capital and general corporate purposes. Pottle noted: "Proceeds from the spectrum sale and equity investment will greatly enhance our financial flexibility and allow us to pre-pay all required 2001 amortization payments under our bank credit facilities."

In addition, Pottle reaffirmed Arch's previously disclosed guidance on the company's expected operating performance for the fourth quarter ended December 31, 2000, noting that Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), pro forma for its merger with Paging Network, Inc. on November 10, 2000, would be approximately $90 million to $100 million after one-time merger-related adjustments. At the same time, Pottle confirmed that operating and financial projections contained in the registration, proxy and disclosure statements (issued in connection with the PageNet merger) are no longer applicable due to the industry-wide pace of decline of one-way units and a slowing national economy.

Arch Wireless, Inc., Westborough, MA, is a leading two-way Internet messaging and mobile information company providing a full range of wireless messaging services, including two-way wireless e-mail and wireless mobile data, to customers in all 50 states and the District of Columbia, as well as in Canada, Mexico and the Caribbean. Additional information on Arch Wireless is available on the Internet at www.arch.com.

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Statement under the Private Securities Litigation Reform Act: Statements
contained herein which are not historical fact, such as statements regarding the anticipated benefits of Arch's agreement with Nextel, the timing of certain approvals, the timing of anticipated benefits from the upgrade of Arch's two-way network to ReFLEX Version 2.7, the capacity afforded by Arch's network and N-PCS licenses to meet future needs, Arch's financial position, Arch's expected operating performance for the fourth quarter ended December 31, 2000, and the anticipated utility, market acceptance and growth of Arch's advanced two-way messaging service, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause Arch's actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, merger and integration challenges arising from the PageNet merger, future capital needs, unforeseen delays or difficulties in launching Arch's additional two-way messaging products and services, unforeseen delays or difficulties in realizing the anticipated benefits of Arch's agreement with Nextel, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, declining demand for traditional paging products and services, government regulation, reliance upon third party providers for certain equipment and services, as well as other risks described from time to time in Arch's periodic reports and registration statements filed with the Securities and Exchange Commission. Although Arch believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Arch disclaims any intent or obligation to update any forward-looking statements.


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